SUB-INVESTMENT ADVISORY AGREEMENT

                             THE DREYFUS CORPORATION
                                 200 Park Avenue
                            New York, New York 10166
                                                               October 3, 2000
                                                  As Revised, January 23, 2003
Founders Asset Management LLC
2930 East Third Avenue
Denver, Colorado 80206

Dear Sirs:

           As you are aware, Dreyfus Premier Opportunity Funds (the "Fund") desires to employ the capital of its Dreyfus Premier Enterprise Fund (the "Series") by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in the Fund's charter documents and in the Series' Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Fund's Board. The Fund employs The Dreyfus Corporation (the "Adviser") to act as its investment adviser pursuant to a written agreement (the "Management Agreement"), a copy of which has been furnished to you. The Adviser desires to employ you to act as the Series' sub-investment adviser.

           In connection with your serving as sub-investment adviser to the Series, it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist you in the performance of this Agreement. Such person or persons may be officers or employees who are employed by both you and the Fund. The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Fund's behalf in any such respect.

           Subject to the supervision and approval of the Adviser, you will provide investment management of the Series' portfolio in accordance with the Series' investment objective and policies as stated in the Series' Prospectus and Statement of Additional Information as from time to time in effect. In connection therewith, you will supervise the Series' investments and conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Series' assets. You will furnish to the Adviser or the Fund such statistical information, with respect to the investments which the Series may hold or contemplate purchasing, as the Adviser or the Fund may reasonably request. The Fund and the Adviser wish to be informed of important developments materially affecting the Series' portfolio and shall expect you, on your own initiative, to furnish to the Fund or the Adviser from time to time such information as you may believe appropriate for this purpose.

           You shall exercise your best judgment in rendering the services to be provided hereunder, and the Adviser agrees as an inducement to your undertaking the same that you shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Series or the Adviser, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to the Adviser, the Fund or the Series' security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

           In consideration of services rendered pursuant to this Agreement, the Adviser will pay you on the first business day of each month, out of the management fee it receives and only to the extent thereof, a fee at the annual rate set forth on Schedule 1 hereto.

           Net asset value shall be computed on such days and at such time or times as described in the Series' then-current Prospectus and Statement of Additional Information. The fee for the period from the date of the commencement of the public sale of the Series' shares to the end of the month during which such sale shall have been commenced shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable within 10 business days of date of termination of this Agreement.

           For the purpose of determining fees payable to you, the value of the Series' net assets shall be computed in the manner specified in the Fund's charter documents for the computation of the value of the Series' net assets.

           You will bear all expenses in connection with the performance of your services under this Agreement. All other expenses to be incurred in the operation of the Series (other than those borne by the Adviser) will be borne by the Fund, except to the extent specifically assumed by you. The expenses to be borne by the Fund include, without limitation, the following: taxes, interest, loan commitment fees, interest and distributions paid on securities sold short, brokerage fees and commissions, if any, fees of Board members who are not officers, directors, employees or holders of 5% or more of the outstanding voting securities of you or the Adviser or any affiliate of you or the Adviser, Securities and Exchange Commission fees and state Blue Sky qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining the Fund's existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing stockholders, costs of stockholders' reports and meetings, and any extraordinary expenses.

           The Adviser understands that you now act, and that from time to time hereafter you may act, as investment adviser or sub-investment adviser to one or more investment companies and fiduciary or other managed accounts, and the Adviser has no objection to your so acting, provided that when purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more companies or accounts managed by you which have available funds for investment, the available securities will be allocated in a manner believed by you to be equitable to each company or account. It is recognized that in some cases this procedure may adversely affect the price paid or received by the Series or the size of the position obtainable for or disposed of by the Series.

           In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such services and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

           You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Series or the Adviser in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement. Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, Board member, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund, to be rendering such services to or acting solely for the Fund and not as your officer, director, partner, employee, or agent or one under your control or direction even though paid by you.

           This Agreement shall continue automatically for successive annual periods ending on August 31stof each year, provided such continuance is specifically approved at least annually by (i)the Fund's Board or (ii)vote of a majority (as defined in the Investment Company Act of 1940, as amended) of the Series' outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Fund's Board members who are not "interested persons" (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty (i) by the Adviser upon 60 days' notice to you, (ii) by the Fund's Board or by vote of the holders of a majority of the Series' shares upon 60 days' notice to you, or
(iii) by you upon not less than 90 days' notice to the Fund and the Adviser. This Agreement also will terminate automatically in the event of its assignment (as defined in said Act). In addition, notwithstanding anything herein to the contrary, if the Management Agreement terminates for any reason, this Agreement shall terminate effective upon the date the Management Agreement terminates.

           If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.


                                         Very truly yours,

                                         THE DREYFUS CORPORATION


                                          By:  _________________________________
Accepted:

FOUNDERS ASSET MANAGEMENT LLC


By:  _________________________________


                                   SCHEDULE 1
           For the first twelve-month period after the Series commences operations, the Adviser shall pay you, out of the management fee it receives and only to the extent thereof, a sub-investment advisory fee at the annual rate of 0.50% of the Series' average daily net assets. After such period, the Adviser shall pay you an annual sub-investment advisory fee equal to one-half of the annual investment advisory fee the Adviser receives from the Series.

           Set forth below is a description of the investment advisory fee payable by the Series to the Adviser, and the manner in which such fee is calculated.

              ADVISORY FEE PAYABLE TO THE ADVISER BY THE SERIES

The basic management fee payable to the Adviser is 1.25% of the Series' average daily net assets (the "Basic Fee"). After the Series' first twelve months of operations, the Basic Fee will be adjusted depending on the extent to which the investment performance of the Class of Series shares (the "Measuring Class") expected to bear the highest total fund operating expenses, after expenses, exceeded or was exceeded by the percentage change in the investment record of the Russell 2000 Growth Index (the "Russell 2000 Growth"), as delineated in the following table:



Percentage Point Difference*
   Between Performance of
 Measuring Class Shares** and       Adjustment to 1.25%       Annual Fee Rate
    Russell 2000 Growth***             Basic Fee                as Adjusted
 ----------------------------      --------------------       ---------------
          +8                             +.80%                    2.05%
          +7                             +.70%                    1.95%
          +6                             +.60%                    1.85%
          +5                             +.50%                    1.75%
          +4                             +.40%                    1.65%
          +3                             +.30%                    1.55%
          +2                             +.20%                    1.45%
          +1                             +.10%                    1.35%
           0                                 0                    1.25%
          -1                             -.10%                    1.15%
          -2                             -.20%                    1.05%
          -3                             -.30%                     .95%
          -4                             -.40%                     .85%
          -5                             -.50%                     .75%
          -6                             -.60%                     .65%
          -7                             -.70%                     .55%
          -8                             -.80%                     .45%
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----------------
* Fractions of a percentage point will be rounded to the nearer whole point (to the higher whole point if exactly one-half).

** The Measuring Class is the Class of Series' shares expected to bear the highest total fund operating expenses.

*** Measured over the performance period, which beginning twelve months after the Series has commenced operations, will be the period from December 1, 2000 to the most recent month-end until November 30, 2003, at which time the performance period will become a rolling 36-month period ending with the most recent calendar month. During the first twelve months of operation, the Series will pay the Adviser the Basic Fee of 1.25% of the Series' average daily net assets with no performance adjustment.

     For the first twelve-month period after the Series commences operations, the Series will pay the Adviser the Basic Fee, with no performance adjustment. For each month thereafter, the fee will equal 1.25% annualized if the performance of the Measuring Class shares equals the performance of the Russell 2000 Growth. A maximum increase to 2.05%, annualized, would be payable if the investment performance of the Measuring Class shares exceeds the performance of the Russell 2000 Growth by eight or more percentage points for the performance period and a minimum fee of 0.45%, annualized, would be payable if the performance of the Russell 2000 Growth exceeds the performance of the Measuring Class shares by eight or more percentage points for this period.

     The performance period will be from December 1, 2000 through the then-current calendar month. After the Series has had 36 full calendar months of operations, the performance period becomes a rolling 36-month period. The Basic Fee will be increased (or decreased) at the monthly rate of 1/12th of 0.10% depending on the extent, if any, by which the investment performance of the Measuring Class shares exceeds by (or is exceeded by) at least one percentage point (rounded to the higher whole point if exactly one-half) the performance of the Russell 2000 Growth for the performance period. The maximum increase or decrease in the Basic Fee for any month shall not exceed 1/12th of 0.80%.

     Therefore, starting in December 2001, the maximum monthly fee is 2.05%, annualized, which shall be payable to the Adviser if the investment performance of the Measuring Class shares exceeds the performance of the Russell 2000 Growth by eight or more percentage points for the performance period. Starting in December 2001, the minimum monthly fee is 0.45%, annualized, and shall be payable to the Adviser if the performance of the Russell 2000 Growth exceeds the investment performance of the Measuring Class shares by eight or more percentage points for the performance period.